Exhibit 10.1

EMPLOYMENT AGREEMENT
BETWEEN
WINDSTREAM HOLDINGS, INC. AND ANTHONY W. THOMAS

This Employment Agreement (this “Agreement”) is restated and amended, effective as of September 1, 2017 (the “Effective Date”), by and between Windstream Holdings, Inc., a Delaware corporation (“Windstream” or the “Corporation”), and Anthony W. Thomas (the “Executive”). This Agreement amends and restates the Employment Agreement dated December 11, 2014. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:
1.1    “Annual Incentive Plan” shall mean the Windstream Corporation Performance Incentive Compensation Plan and any one or more other formalized plans, if any, in which the Executive is eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of a measuring period not in excess of 12 calendar months, but shall expressly exclude, without limitation, the Windstream 2007 Deferred Compensation Plan, any plan qualified or intended to be qualified under Section 401(a) of the Code, and any plan supplementary thereto, the Windstream 2006 Equity Incentive Plan, and any other plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.

1.2    “Annual Incentive Target” means the Executive’s target annual incentive opportunity expressed as a percentage of the Executive’s base salary. Any “special” or other bonus arrangements are specifically excluded from this definition.

1.3    “Base Salary” shall have the meaning given to such term in Section 5.1, except that where the Base Salary of the Executive has, notwithstanding the provisions of Section 5.1, been reduced, Base Salary shall mean the Base Salary without giving effect to the reduction.

1.4    “Beneficiary” shall mean the person so designated by the Executive in a written notice to Windstream prior to his death, and in the absence of a written beneficiary designation, the Executive’s Beneficiary shall be his surviving Spouse, or if he has no surviving Spouse, his estate, except (in each case) where otherwise required by law or the terms of an applicable compensation arrangement or employee benefit plan.

1.5    “Board” shall mean the Board of Directors of Windstream Group or a duly authorized committee of the Board, including, without limitation, the Compensation Committee of the Board.

1.6    “Business Combination” shall mean the consummation of a reorganization, merger or consolidation or sale or other disposition of more than 50% of the assets of the Corporation.

1.7    “Cause” shall have the meaning given to such term in Section 7.3.

1.8    “Change in Control” means if at any time any of the following events shall have occurred:

(i)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of Voting Securities of the Corporation where such acquisition causes any such Person to own 50% or more of the combined voting power of the outstanding Voting Securities; provided, however, that for purposes of this definition, any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii). below shall not be deemed to result in a Change in Control;

(ii)Individuals constituting the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment or election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)A Business Combination unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, of the outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Voting Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(iv)Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

1.9    “Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary thereof.

1.10    “Change in Control Severance Benefits” shall mean:

(i)    A lump sum payment equal to the product of (x) the Executive’s Annual Incentive Target in effect immediately prior to the Change in Control, or, if higher, on the Termination Date and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Termination Date, and the denominator of which is 365;

(ii)    A lump sum payment equal to the product of: (x) THREE and (y) the sum of (i) the Executive’s Base Salary in effect immediately prior to the Change in Control, or, if higher, on the Termination Date plus (ii) the Executive’s Annual Incentive Target in effect immediately prior to the Change in Control, or, if higher, on the Termination Date;

(iii)    a lump sum payment, in cash, equal to the product of (x) THIRTY‑SIX and (y) the Executive’s monthly premium for health and dental insurance continuation coverage for the Executive and the Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on the monthly premium rate for such coverage in effect on the Date of Termination and

(iv)    Outplacement services from a recognized outplacement service provider paid for by Windstream provided that (x) the cost to Windstream shall not exceed $50,000, and (y) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid, extend beyond 12 months after the Executive’s Date of Termination.

The above‑stated amounts shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Windstream Group.
1.11    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.12    “Compensation Committee” shall mean the Compensation Committee of the Board or, with respect to any period during which there is no Compensation Committee of the Board, the Board.

1.13    “Confidential Information” shall have the meaning given to such term in Section 8.11.

1.14    “Disability” shall mean the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of his usual duties as contemplated by Section 3, except for an incapacity of the Executive for a period of less than 180 consecutive calendar days or any incapacity for which the Board has not provided Executive with at least 20 business days advance written notice that it intends to seek competent medical advice as to whether or not a Disability exists. Disability shall be determined by the Board in the good‑faith exercise of its discretion upon receipt of and in reliance on competent medical advice from one or more individuals who are qualified to give professional medical advice on the matters that are relevant to the Executive’s condition selected by the Board.

1.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16    “Good Reason” shall mean the occurrence on or after the Effective Date and no more than 90 calendar days prior to the date that Notice of Termination is given by the Executive in accordance with Section 7.5 or 7.6, without the Executive’s express written consent, of any one or more of the following:

(i)    Any action of Windstream that results in a material adverse change in the Executive’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities;

(ii)    A material reduction by Windstream in the Executive’s compensation, as contemplated by Section 5, or, following or as a result of a Change in Control, any reduction by Windstream in Executive's compensation, as contemplated by Section 5;

(iii)    The failure of the Board to nominate the Executive for election or re‑election to the Board; and

(iv)    A material breach by Windstream of any provision of this Agreement;

(v)    following or as a result of a Change in Control, the relocation of the principal executive offices of Windstream to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or Windstream's requiring the Executive to be based anywhere other than at the principal executive offices of Windstream immediately prior to the Change in Control, or in the case that the Executive was not based at the principal executive offices of the Corporation immediately prior to the Change in Control, to a location more than 35 miles from the location where the Executive was based immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control;
provided, however, that before the Executive may resign for Good Reason, Windstream must have an opportunity within 30 days following delivery of such Notice of Termination to cure the Good Reason condition.

Notwithstanding the foregoing, in no event shall any of the following constitute “Good Reason”:
(i)    A reduction in any component of the Executive’s compensation if coincident with the reduction in that component of the Executive’s compensation one or more other components of the Executive’s compensation is or are increased or a substitute or alternative is provided so that the Executive’s overall compensation is not (A) materially reduced or (B) reduced in any respect at any time following or as a result of a Change in Control;
(ii)    The Executive does not earn cash bonuses or benefit from equity incentives awarded to the Executive because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; and
(iii)    The suspension of the Executive for the period during which the Board is making a determination whether to terminate the Executive for Cause in accordance with Section 7.3.
1.17    “Incumbent Board” shall mean the individuals who, as of the Effective Date, constitute the Board.

1.18    “Notice of Termination” shall have the meaning given to such term in Section 12.1.

1.19    “Ordinary Termination Benefits” shall mean (i) the Executive’s Base Salary earned but not paid through the Termination Date and (ii) Other Vested Benefits.

1.20    “Other Vested Benefits” shall mean all accrued but unpaid vacation pay as of the Termination Date and any amount payable to the Executive under the terms of the Annual Incentive Plan or other incentive plan with respect to any completed fiscal year or other measuring period ending prior to the measuring period during which the Termination Date occurs, but expressly excluding Base Salary, Severance Benefits, or Change in Control Severance Benefits.

1.21    “Person” shall mean any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

1.22    “Prior Annual Incentive Amount” shall mean the amount of cash compensation that was paid or payable to the Executive under the Annual Incentive Plan for the measuring period ending immediately prior to the measuring period during which the Termination Date occurs.

1.23    “Protective Covenants” shall mean the Executive’s obligations under Section 8 of this Agreement.

1.24    “Release” shall have the meaning given to such term in Section 7.7.

1.25    “Release Deadline” shall have the meaning given to such term in Section 7.7.

1.26    “Section 409A” shall mean Section 409A of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

1.27    “Severance Benefits” shall mean a lump‑sum payment, in cash, equal to the Executive’s annual Base Salary multiplied by three, which amount shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Windstream Group.

1.28    “Spouse” shall mean the person (if any) to whom the Executive is legally married at the relevant time, or if the Executive is deceased, the person (if any) to whom the Executive was legally married at the time of the Executive’s death.

1.29    “Term” shall have the meaning given to such term in Section 2.

1.30    “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the Windstream Group during the Term that constitutes a “separation from service” within the meaning of Section 409A. Windstream and the Executive shall take all steps necessary (including with regard to any post‑termination services by the Executive) to ensure that any termination described in Section 7 of this Agreement constitutes a “separation from service” within the meaning of Section 409A, and the date on which such separation from service takes place shall be the “Termination Date.”

1.31    “Voting Securities” shall mean the securities of the Corporation which entitle the owner or holder thereof to vote generally for the election of Corporation directors.

1.32    “Windstream Group” shall mean, collectively, Windstream and all other entities that are direct or indirect subsidiaries or affiliates of Windstream from time to time, and a “member” of the Windstream Group shall mean Windstream or any of such entities.

1.33    “Windstream Parties” shall have the meaning given to such term in Section 8.6.

Section 2.	Term of Agreement.

(A)Windstream shall employ the Executive, and may cause any other member of the Windstream Group to employ the Executive, and the Executive shall continue his employment in accordance with the terms and conditions set forth herein, for the “Term” of this Agreement.

(B)The “Term” shall mean the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) December 31, 2019. To the extent not previously terminated, the Term shall be automatically renewed for successive one‑year periods upon the terms and conditions set forth herein, commencing on December 31, 2019, and on each December 31 thereafter, unless either party gives the other party notice at least 90 calendar days prior to the end of such initial or extended Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof. Notwithstanding the foregoing, upon the execution of a definitive agreement for a Change in Control or the consummation of a Change in Control, the Term shall be automatically extended so that the Term shall continue in full force and effect until the second anniversary of the Change in Control. If the definitive agreement for the Change in Control is terminated prior to consummation, the automatic extension described in the previous sentence shall not apply. In the event of a termination, the Executive is not entitled to any additional compensation, benefits or other payments other than as provided in Section 7 of this Agreement.

Section 3.	Position and Responsibilities.

(A)During the Term, the Executive shall serve as the Chief Executive Officer and President of Windstream, with such duties and responsibilities as are commensurate with such positions, reporting directly to the Board. In addition, Windstream shall cause the Executive to serve as a member of the Board, and during the Term, the Executive shall remain on the Board, subject to Section 8.7.

(B)The Executive agrees to serve, without additional compensation, as an officer and director for each member of the Windstream Group (other than Windstream), as determined by Windstream, provided that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as a member of the Board and Chief Executive Officer and President of Windstream.

(C)The Executive acknowledges and agrees to comply with the Windstream’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.

(D)The Executive has executed the Windstream Clawback Policy Acknowledgement and Agreement as of the Effective Date. The Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance‑based compensation paid or payable to the Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Windstream Policy Regarding Repayment or Forfeiture of Certain Compensation By Executive Officers, as the same may be amended from time to time.

Section 4.	Standard of Care.

During the Term, the Executive shall devote substantially his full business time, attention, and energies to the business of the Windstream Group. During the Term, it shall not be a violation of this Agreement for the Executive to serve as a director of or officer of or otherwise participate in other businesses and civic, charitable, and educational organizations so long as that service or participation is not injurious to the Windstream Group, does not violate any provision of Section 8, and does not interfere with the performance of his duties for the Windstream Group. During the Term, the Executive shall:
(A)Devote his best efforts to the fulfillment of his employment obligations hereunder;

(B)Exercise the highest degree of care and loyalty to the Windstream Group and the highest standards of conduct in the performance of his duties;

(C)Comply with the policies, corporate governance board guidelines and code of ethics of each member of the Windstream Group; and

(D)Do nothing that intentionally harms, in any way, the business or reputation of the Windstream Group.

Section 5.	Compensation.

As remuneration for all services to be rendered to the Windstream Group by the Executive during the Term and except as otherwise provided in this Agreement, Windstream shall pay or provide, or cause another member of the Windstream Group to pay or provide, to the Executive the following:
5.1    Base Salary.

During the Term, and effective December 14, 2014, the Executive shall receive a base salary (“Base Salary”) at a rate of no less than $1,000,000 per annum. During the Term, the Executive’s Base Salary shall be reviewed annually by the Board and may be increased by the Board in its sole and absolute discretion. If so increased, the Base Salary shall be increased for all purposes of this Agreement. Once so increased, the Base Salary shall not be decreased during the Term. The Executive’s Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of Windstream.
5.2    Annual Bonus.

For each fiscal year during the Term, the Executive shall be eligible to participate in the Annual Incentive Plan under terms and conditions no less favorable than other senior executives of Windstream; provided, however, that the Executive’s Annual Incentive Target shall not be less than 188% of his Base Salary after the Effective Date (or such higher percentage as determined by the Board from time to time). Nothing contained in this Section 5.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Board from establishing performance goals and compensation targets applicable only to the Executive.
5.3    Equity Award.

Subject to and conditioned up the approval of the Compensation Committee, on or before December 19, 2014 the Company shall grant to the Executive a time‑based restricted share award with a grant date value of $1,000,000, which award shall vest in full on the third anniversary of the date of grant and shall otherwise be granted upon the terms, and subject to the conditions, of the award agreement evidencing the grant and approved by the Compensation Committee.
5.4    Other Benefits.

During the Term, the Executive shall be eligible to participate in all equity incentive, employee benefits and perquisite plans, programs and arrangements that are no less favorable to the Executive than the plans, programs and arrangements provided to other senior executives of Windstream from time to time.

Section 6.	Expense Reimbursement.

Windstream shall pay or reimburse the Executive for ordinary and necessary employment‑related expenses of the Executive on a basis that is no less favorable to the Executive than the basis on which payment or reimbursement of employment‑related expenses is made from time to time to other senior executives of Windstream.

Section 7.	Employment Termination.

7.1    Termination Due to Death. In the event of the death of the Executive during the Term, Windstream shall pay or provide to the Executive’s Beneficiary, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.2    Termination Due to Disability. In the event of the Executive’s Disability during the Term, the Board may terminate or cause to be terminated the Executive’s employment under this Agreement by Notice of Termination of the termination of the Executive’s employment for Disability in accordance with this Section 7.2 given at least 10 business days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the 10‑business‑day notice period. Upon the Termination Date on account of Disability, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.3    Termination for Cause.

(A)The Board may terminate or cause to be terminated the Executive’s employment under this Agreement for “Cause” in accordance with this Section 7.3 at any time during the Term. Upon a termination for Cause under this Section 7.3 during the Term, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

(B)“Cause” shall mean (i) the willful failure by the Executive substantially to perform the Executive’s duties with the Windstream Group, other than any failure resulting from the Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive in accordance with Section 7.5 or 7.6, that continues for at least 30 calendar days after the Board delivers to the Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Executive willfully has failed substantially to perform the Executive’s duties; (ii) a conviction, guilty plea or plea of nolo contendere of the Executive for any felony; (iii) gross negligence or willful misconduct by the Executive that is intended to or does result in the Executive’s substantial personal enrichment or a material detrimental effect on the reputation or business of any member of the Windstream Group; (iv) a material violation by the Executive of the corporate governance board guidelines or the code of ethics of any member of the Windstream Group; (v) a material violation by the Executive of the requirements of the Sarbanes‑Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the Executive that materially interferes with the Executive’s duties, the use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of any member of the Windstream Group; or (vii) a material breach by the

Executive of any Protective Covenants during the Term. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without the Executive’s reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Windstream Group. Whether an act or failure to act by the Executive constitutes “Cause” shall be determined subject to the following requirements:

(i)Notice of Termination shall be provided to the Executive not less than 10 business days prior to the effective date of the termination setting forth the intention of the Board to consider terminating the Executive for Cause, including a statement of the intended effective date of termination and a description of the specific facts believed to constitute Cause;

(ii)None of the acts or omissions of the Executive that the Board believes to constitute Cause shall have occurred more than 365 calendar days before the earliest date on which any member of the Board who is not a party to the act or omission knew or should have known of such act or omission;

(iii)The Executive shall be offered an opportunity to respond to the statement required by clause (i) above by appearing in person, together with the Executive’s legal counsel, before the Board prior to the date of termination;

(iv)By the affirmative vote of at least 75% of the non‑employee members of the Board present at the Board meeting at which the determination is made, the Board shall determine that the specified facts constituted Cause and that the Executive’s employment should accordingly be terminated for Cause; and

(v)Windstream shall provide the Executive a copy of the Board’s written determination setting forth with specificity the basis of the termination for Cause and stating the effective date of termination.

Any purported termination for Cause that does not satisfy each substantive and procedural requirement of this Section 7.3(B) shall be treated for all purposes under this Agreement as a termination of the Executive’s employment under Section 7.5.
(C)By determination of the Board, Windstream (and any other member of the Windstream Group then employing the Executive) may, upon written notice to the Executive, suspend the Executive from his duties for a period of up to 30 calendar days with full pay and benefits hereunder during the period of time during which the Board is making a determination under Section 7.3(B) whether to terminate the Executive’s employment for Cause.

7.4    Voluntary Termination by the Executive Other Than for Good Reason.

(A)    The Executive may terminate his employment under this Agreement other than for Good Reason in accordance with this Section 7.4 at any time during the Term by giving the Board at least 30 calendar days’ prior Notice of Termination in accordance with this Section 7.4. The termination automatically shall become effective upon the expiration of the notice period.

The Executive’s right to terminate his employment under this Section 7.4 shall not be affected by the Executive’s disability or incapacity.

(B)    Upon a termination other than for Good Reason under this Section 7.4 during the Term, Windstream shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.5    Termination by Windstream Other Than for Cause, Disability, or Death or by the Executive for Good Reason, in Each Case Outside a Change in Control Protection Period.

(A)    The Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated the Executive’s employment under this Agreement other than for Cause, Disability, or Death, outside a Change in Control Protection Period, in accordance with this Section 7.5 at any time during the Term by Notice of Termination to the Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the Notice of Termination under this Section 7.5 is given to the Executive. The Executive may terminate his employment under this Agreement for Good Reason, outside a Change in Control Protection Period, in accordance with this Section 7.5 at any time during the Term by giving the Board 30 calendar days’ Notice of Termination in accordance with this Section 7.5, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination. The termination automatically shall become effective upon the expiration of the applicable cure period. The Executive’s right to terminate his employment for Good Reason under this Section 7.5 shall not be affected by the Executive’s disability or incapacity. The Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(B)    Upon a termination by Windstream other than for Cause, Disability or Death or by the Executive for Good Reason, in each case outside of a Change in Control Protection Period, under this Section 7.5 during the Term, Windstream shall pay or provide or cause another member of the Windstream Group to pay or provide to the Executive in full satisfaction of all amounts due (i) the Ordinary Termination Benefits in a single lump sum within 10 business days after the Termination Date, and (ii) the Severance Benefits in a single lump sum within 10 business days after the Release Deadline set forth in Section 7.7.

7.6    Termination During Change in Control Protection Period.

(A)    The Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated the Executive’s employment under this Agreement other than for Cause, Disability, or death in accordance with this Section 7.6 at any time during a Change in Control Protection Period by Notice of Termination to the Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the Notice of Termination under this Section 7.6 is given to the Executive. The Executive may terminate his employment under this Agreement for Good Reason in accordance with this Section 7.6 at any time during a Change in Control Protection Period by giving the Board 30 calendar days’ Notice of Termination in accordance with this Section 7.6, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination. The termination automatically shall become effective upon the expiration of the applicable cure period. The Executive’s right to terminate his employment for Good Reason under this Section 7.6 shall not be affected by the Executive’s Disability or incapacity. The Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(B)    Upon a termination by Windstream other than for Cause, Disability, or death or by the Executive for Good Reason under this Section 7.6 during a Change in Control Protection Period, Windstream shall pay or provide or cause another member of the Windstream Group to pay or provide to the Executive in full satisfaction of all amounts due (i) the Ordinary Termination Benefits in a single lump sum within 10 business days after the Termination Date, and (ii) the Change in Control Severance Benefits in a single lump sum within 10 business days after the Release Deadline set forth in Section 7.7.

(C)    If (i) the Executive is terminated by Windstream without Cause, or an event constituting Good Reason occurs, following the public announcement of a definitive agreement that, when consummated, would constitute a Change in Control, and (ii) such Change in Control is consummated, then the termination or event constituting Good Reason will be deemed to occur within the Change in Control Protection Period, and the Executive may exercise his rights under this Section 7.6 following the consummation of such Change in Control.

7.7    Release. Notwithstanding anything contained in this Agreement to the contrary, Windstream shall only be obligated to pay or provide Severance Benefits or Change in Control Severance Benefits if the Executive timely executes and does not timely revoke a release of claims in the form attached hereto as Exhibit A (the “Release”). The Release must be signed by the Executive and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within 45 days after the date of the Executive’s Termination Date (the “Release Deadline”).

7.8    Non‑Exclusivity of Rights.

Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Windstream Group at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date.

Section 8.	Protective Covenants by the Executive.

8.1    Return of Property.

Within five calendar days after the date of the termination of the Executive’s employment with the Windstream Group, the Executive shall deliver to Windstream all of the Windstream Group’s property in his possession, custody or control, including, without limitation, all keys and credit cards, all computers and fax machines, and all files, documents, data and information in any medium relating in any way to the Windstream Group or its employees, suppliers, customers or business.
8.2    Non‑Disclosure.

By executing this Agreement, during the Executive’s employment and after the Termination Date, the Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for the Executive to perform the Executive’s responsibilities for the Windstream Group, any of the Windstream Group members’ Confidential Information (as defined in Section 8.11 below) acquired by the Executive in connection with the Executive’s employment with the Windstream Group. The Executive acknowledges that the Confidential Information is the exclusive property of the Windstream Group. Upon termination of the Executive’s employment with the Windstream Group, for any reason, or at the request of the Windstream Group at any time, the Executive shall promptly return to the Windstream Group all property then in the Executive’s possession, custody or control belonging to the Windstream Group, including all Confidential Information. The Executive shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Windstream Group and which were entrusted to the Executive or obtained by the Executive at any time during employment with the Windstream Group.
8.3    Non‑Competition.

By executing this Agreement, the Executive agrees that, during the Executive’s employment and during the Protection Period (as defined in Section 8.11 below), and within the Restricted Territory (as defined in Section 8.11 below), he will not, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, perform services for or on behalf of a Competing Business (as defined in Section 8.11 below) in a Prohibited Capacity (as defined in Section 8.11 below).
8.4    Customer Non‑Solicitation.

By executing this Agreement, the Executive agrees that, during employment with the Windstream Group and thereafter during the Protection Period, the Executive will not, directly or indirectly (in a capacity where the Executive could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts or information obtained from Windstream to the detriment of Windstream): (a) solicit, attempt to solicit, call on, or accept business from any Customer (as defined in Section 8.11 below) or (b) in any manner cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with any Windstream Group member.
8.5    Employee Non‑Solicitation.

By executing this Agreement, the Executive agrees that, during employment with the Windstream Group and thereafter during the Protection Period, the Executive will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than six months) of any Windstream Group member to leave or terminate his or her employment relationship with any Windstream Group member.
8.6    Harmful Statements.

The Executive shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Windstream, any member of the Windstream Group, or any of their parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter, “Windstream Parties”), or their business or operations, or that place any of the Windstream Parties in a bad light, other than any such statement or information that is made or disseminated by the Executive in a good‑faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Executive of any right the Executive has related to his employment with the Windstream Group. The Windstream Group shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of the Executive or his service to the Windstream Group or their predecessors, or that place the Executive in a bad light, other than any such statement or information that is made or disseminated by the Windstream Group in a good‑faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Windstream Group of this Agreement or the Release.
8.7    Resignations.

Notwithstanding any other provision of this Agreement, upon termination of the Executive’s employment with the Windstream Group, and unless otherwise requested by the Board, the Executive shall immediately resign as of the Termination Date from all positions that he holds or has ever held with Windstream and the Windstream Group (and with any other entities with respect to which Windstream has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Windstream Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by Windstream, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
8.8    Challenge to Validity.

The Executive shall not at any time commence any action, suit, arbitration or proceeding challenging the validity or enforceability of any provision of this Agreement, or adjudicate the limits or scope of any of its provisions, and the Executive shall not assert, in any action, suit, arbitration or proceeding against the Executive by any Windstream Group member for a breach by the Executive of any of the covenants in this Section 8 that any provision of the covenants is invalid or unenforceable in any respect or to any extent, irrespective of the outcome of any such action, suit or proceeding.

8.9    Assistance to Windstream.

During the Protection Period, the Executive shall provide such information and assistance as Windstream reasonably requests to assist any Windstream Group member in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against any Windstream Group member arising from events occurring during the Executive’s employment with the Windstream Group, provided that Windstream shall reimburse the Executive for all reasonable and necessary out‑of‑pocket expenses incurred by the Executive in complying with this Section 8.9.
8.10    Revision.

If a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
8.11    Definitions.

As used in this Section 8, the following definitions shall apply:
(A)“Competing Business” means any person, corporation, or enterprise that, in direct competition with the Windstream Group, provides voice, data, network, and/or cloud solutions, and related services, including related services that the Windstream Group is engaged in at the time of the Executive’s termination which it entered into after the execution of this Agreement, but prior to the time of Executive's termination, to consumer, business, enterprise, and wholesale customers of all types, regardless of whether provided via a reseller, agent, dealer, cable operator, ILEC, CLEC, VOIP provider, interexchange carrier, or other provider using forms of communication technology. Voice, data, network, cloud solutions, and related services include, but are not limited to:

(i)Consumer products and services including local and long‑distance, broadband, and digital TV;

(ii)Business and Enterprise products and services including voice, data network services, managed services, SD‑WAN, cloud security products, unified communications, MPLS networking/security, UCaaS, CCaaS, business continuity, and similar cloud‑based services; and

(iii)Wholesale products and services including Ethernet, transport, infrastructure, colocation, IP‑VPN, and fiber to the tower.

“Competing Business” excludes wireless communication services but includes fixed wireless broadband services.
(B)“Confidential Information” means information pertaining to the business of the Windstream Group that is generally not known to or readily ascertainable to the industry in which the Windstream Group competes, and that gives or tends to give the Windstream Group a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Windstream Group in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential Information includes, but is not limited to, the Windstream Group’s trade secrets, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, sales plans and strategies, pricing and profit information, financial information, marketing data, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Windstream Group, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Windstream Group, computer programs, systems and/or software, ideas, inventions, business information, know‑how, improvements, designs, redesigns, creations, discoveries and developments of the Windstream Group. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format. Confidential Information excludes information which (i) is in the public domain through no act or omission of the Executive in violation of any agreement that the Executive is a party to with the Windstream Group, or (ii) has become available to the Executive on a non‑confidential basis from a source other than the Windstream Group without breach of such source’s confidentiality or non‑disclosure obligations to the Windstream Group.

(C)“Customer” means any actual or former customer or client of the Windstream Group that the Executive knows to have been engaged as a customer or client of the Windstream Group during the one‑year period prior to the Termination Date.

(D)“Prohibited Capacity” means

(i)The same or similar capacity or function in which the Executive worked for the Windstream Group at any time during the last two years of the Executive’s employment; or

(ii)Any other capacity in which the Executive’s knowledge of Confidential Information would render the Executive’s assistance to a Competing Business a competitive advantage.

(E)“Protection Period” means the period commencing on the Termination Date and ending (i) with respect to terminations due to a Change in Control, on the second anniversary of the Termination Date; or (ii) with respect to any other termination, on the first anniversary of the Termination Date.

In the event the Executive breaches the covenants contained in this Section 8, the Protection Period shall be extended for an additional period of time equal to the time that elapses from the commencement of the breach to the later of (i) the termination of such breach or (ii) the final resolution of any litigation stemming from such breach.
(F)“Restricted Territory” means any state in which any member of the Windstream Group is licensed as an incumbent or competitive local exchange carrier.

Section 9.	Successors; Binding Agreement; Assignment.

9.1    As to Windstream.

This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by Windstream and its successors. For purposes of this Section 9.1, the term “successor” shall mean any successor to the business or assets of Windstream by operation of law or otherwise, including, without limitation, any person, corporation, partnership, or entity that, directly or indirectly, whether by purchase, merger, consolidation, or otherwise, acquires all or substantially all of the business or assets of Windstream (and each successor to a successor to Windstream). Any such successor shall be deemed to be Windstream for all purposes of this Agreement. In addition to any obligations imposed by law upon any successor, Windstream shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Windstream would be required to perform it if no succession had taken place. A failure of Windstream to obtain the assumption of and agreement to perform this Agreement prior to the effectiveness of any succession shall be a material breach of this Agreement by Windstream. The provisions of this Section 9.1 shall apply to each successor to any successor of Windstream. Notwithstanding the foregoing provisions of this Section 9.1, Windstream and any other predecessor to a successor shall remain, with each successor, jointly and severally liable for all obligations of Windstream hereunder. Except as provided in this Section 9.1, this Agreement shall not be assigned by Windstream, and any purported assignment of this Agreement by Windstream (except as provided in this Section 9.1) shall be void.
9.2    As to the Executive.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, and administrators. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, unless otherwise provided herein, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary, determined in accordance with Section 7.1. This Agreement shall not be assigned by the Executive, and any purported assignment of this Agreement by the Executive shall be void.

Section 10.	Dispute Resolution and Notices.

10.1    Dispute Resolution.

(A)Any dispute or controversy arising out of or in connection with this Agreement shall be settled by binding arbitration. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the Executive is employed by an Windstream Group member at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the Windstream Group has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on any arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Windstream Group shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his Protective Covenants, but may pursue its remedies for such breach in a court of competent jurisdiction in a federal district court or state court located in Pulaski County, Arkansas.

(B)Except as otherwise provided in this Section 10.1(B), and to the fullest extent permitted by applicable law, all expenses of any arbitration under Section 10.1(A) incurred by the Executive at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the tenth anniversary of the date of Executive's termination of employment, including, without limitation, the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or proceeding, and any prejudgment interest, calculated at the rate provided by law, shall be paid by Windstream as incurred (within 10 days following Windstream’s receipt of an invoice from the Executive), whether or not the Executive prevails in such arbitration, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that Windstream is obligated to pay in any given calendar year pursuant to this Section 10.1(B) shall not affect the legal fees and expenses that Windstream is obligated to pay in any other calendar year, and the Executive’s right to have Windstream pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. If the Executive does not prevail (after exhaustion of all available arbitral remedies), and the arbitration panel affirmatively finds that the Executive instituted the proceeding in bad faith or that the Executive’s claims were frivolous, no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Windstream for any amounts previously paid by Windstream pursuant to this Section 10.1(B). With respect to any dispute regarding the provisions of Section 8, if the Executive does not prevail (after exhaustion of all available arbitral remedies), no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Windstream for any amounts previously paid by Windstream to the Executive hereunder pursuant to this Section 10.1(B) in respect of such dispute. No fees or expenses of the Executive shall be paid by Windstream with respect to any dispute or controversy as to the validity or enforceability of this Agreement, or any provision hereof, or in connection with the litigation of any issue arising under this Agreement in a court of law other than fees and expenses incurred by the Executive in enforcing an arbitration award entered in favor of the Executive in accordance with this Section 10.1(B).

10.2    Notices.

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when mailed by (a) United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt; (b) personal delivery to the Chief Human Resources & Legal Officer, or (c) email:
To the Board, the Compensation Committee, and Windstream:
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, AR 72212
Attention: Chairman, Compensation Committee; and Chief Human Resources & Legal Officer
John.fletcher@windstream.com
To the Executive: At the Executive’s most‑recent mailing address in the records of Windstream, or at the Executive’s Windstream employee email address (during employment).

Section 11.	Survival of Obligations and Remedies.

11.1    Survival of Obligations.

Upon the expiration of the Term of this Agreement in accordance with Section 2, no provision of this Agreement shall have any further force or effect and all obligations of Windstream and the Executive hereunder shall immediately terminate, except as follows:
(A)Windstream shall be required to pay or provide to the Executive, or the Beneficiary in the case of the death of the Executive, any benefits to which the Executive became entitled under Section 7, by reason of a qualifying Termination Date (occurring during the Term), in accordance with the terms thereof, including benefits to be paid or provided within a specified number of calendar days following the Termination Date, which remain unpaid or unprovided following the expiration or the Term;

(B)The provisions of Section 8 shall remain in full force and effect for the applicable periods of time specified in Section 8 with respect to the provisions thereof;

(C)The provisions of Section 9 shall remain in full force and effect so long as any rights or obligations of either party continue to exist under the Agreement; and

(D)The provisions of Sections 10, 11.2, and 12 shall remain in full force and effect with respect to rights and obligations existing on the Termination Date or that may arise thereafter in accordance with the foregoing clauses of this Section 11.1.

11.2    Remedies; Protective Covenants.

(A)    The Executive’s sole and exclusive remedy with respect to any and all claims arising under this Agreement, for termination of the Executive’s employment with the Windstream Group during the Term, and for breach hereof by Windstream shall be the right to receive the benefits provided for under Section 7, and such expenses as are provided for under

Section 10.1, in each case, to which the Executive is otherwise entitled pursuant to the terms and conditions hereof. Without limiting the foregoing, the Executive’s sole and exclusive remedy for the failure of Windstream or the Windstream Group to provide compensation or expense reimbursement to the Executive in an amount or form not in conformity with any one or more of the provisions of Section 5 or Section 6 is to seek recovery against Windstream pursuant to Section 10 for only such benefits, if any, that are expressly provided for consequent upon the Executive’s termination of employment pursuant to the applicable provisions of Section 7. The Executive’s employment with the Windstream Group is “at will” and may be terminated by the Board for any reason in its sole and absolute discretion in accordance with any applicable provision of Section 7 and the payment or provision of such benefits as may be required under this Agreement.

(B)    The Executive acknowledges and agrees that each and every covenant contained in Section 8 (the “Protective Covenants”) is reasonable in period, scope and geographical area and is necessary to protect the Windstream Group’s legitimate business interests and Confidential Information and that his compliance with each of the Protective Covenants is necessary to protect the Windstream Group from unfair injury. The Executive agrees that he will notify Windstream Group in writing if he has, or reasonably should have, any questions regarding the applicability of the Protective Covenants. The Executive further acknowledges and agrees that a breach of any of the Protective Covenants will result in irreparable and continuing harm and damage to the Windstream Group for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any of the Protective Covenants, each and every member of the Windstream Group shall be entitled to injunctive relief and to such other relief (whether at law or in equity) as a court of competent jurisdiction deems proper in the circumstances, in addition to any other remedy or relief to which any of them may be entitled. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Notwithstanding any other provision of this Agreement, the obligations of each member of the Windstream Group under this Agreement are conditioned upon compliance by the Executive with each of the Protective Covenants, and failure by the Executive to comply with any of the Protective Covenants shall entitle each Windstream Group member to forfeit, terminate payment of, and, to the extent paid, recover immediately from the Executive any Severance Benefits, benefits, amounts, expenses, or costs that may have been paid or would otherwise be owing to or vested in the Executive, under Sections 7.1, 7.2, 7.3, 7.4 or 7.5 of this Agreement. The Executive acknowledges that any forfeiture resulting under the provisions of this Agreement as set forth in the immediately prior sentence is reasonably related and proportional to the harm that the Windstream Group would sustain if he were to violate any of the Protective Covenants. The Executive acknowledges that the Protective Covenants are a principal inducement for the willingness of Windstream to enter into this Agreement and provide the Severance Benefits to the Executive under this Agreement and that Windstream and the Executive intend the Protective Covenants (i) to be binding upon and enforceable against the Executive in accordance with their terms, regardless of whether a payment of any benefits occurs and notwithstanding any common or statutory law to the contrary and (ii) to survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement. The Executive agrees that the obligations of Windstream under this Agreement (specifically including, but not limited to, the obligation to provide the Severance

Benefits or Change in Control Severance Benefits as provided herein) constitute sufficient consideration for the Protective Covenants.

Section 12.	Miscellaneous.

12.1    Termination Procedures.

Any intended termination of the Executive’s employment by either party shall be communicated by written Notice of Termination from the party initiating such termination to the other party hereto in accordance with Section 10.2. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Notices under Sections 7.3, 7.5, and 7.6 shall include the information required thereunder.
12.2    Windstream Representations.

Windstream hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by Windstream of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Windstream. This Agreement is a legal, valid and legally binding obligation of Windstream enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Windstream of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of Windstream, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Windstream under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Windstream or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Windstream is a party or by which Windstream or any of its properties or assets may be bound or affected.
12.3    No Duplication.

In no event shall payments in accordance with this Agreement be made in respect of more than one of Sections 7.1, 7.2, 7.3, 7.4 7.5, or 7.6.
12.4    No Offsets or Mitigation.

Except as otherwise provided in Section 11.2(B), Windstream’s obligation to make the payments provided for in Section 7 or 10.1(B) of this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Windstream Group may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
12.5    Entire Agreement.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
12.6    Modification.

Except as otherwise provided in Section 12.8, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, or any provision of this Agreement waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives and in the case of Windstream by an officer specifically designated by the Board. No waiver by a party to this Agreement at any time of any breach by any party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
12.7    Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and if it is determined that it is not possible to reform any such provision of this Agreement, such provision shall be severed from this Agreement and the remainder of this Agreement shall be enforced to the full extent permitted by law.
12.8    Compliance with Section 409A.

(A)It is intended that the payments and benefits provided under Section 7 of this Agreement shall be exempt from the application of the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Windstream Group shall not take any action that would be inconsistent with such intent. Specifically, any Severance Benefits payable pursuant to Section 7 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the Termination Date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 409A and thus exempt from application of Section 409A by reason of the “short‑term deferral” rule. To the extent payments are required to be paid commencing after that date, they are intended to constitute separate payments that are exempt from the application of Section 409A by reason of the exceptions under Sections 1.409A‑1(b)(9)(iii) or 1.409A‑1(b)(9)(v) of the Treasury Regulations, as applicable, to the maximum extent permitted by those provisions. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(B)Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee,” as determined under Windstream’s policy for determining specified employees on the Termination Date, all reimbursements or payments provided under Section 10.1(B), and any other payments or benefits provided hereunder that for any reason constitute a “deferral of compensation” within the meaning of Section 409A, that are provided upon a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Termination Date, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six‑month anniversary of such Termination Date. Notwithstanding the foregoing, payments delayed pursuant to this Section 12.8(B) shall commence within 10 calendar days following the Executive’s death prior to the end of the six‑month period.

(C)Although Windstream shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Windstream Group nor the respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

12.9    Compliance With Section 280G.

(A)    For the purposes of this Section 12.9, the following definitions apply:

(i)“Accounting Firm” means an independent, certified public accounting firm with recognized specialization and expertise in the valuation of change‑in‑control severance benefits and the tax calculations required by this section, designated by Windstream prior to a Change in Control; however, if the Accounting Firm is not willing or able to value the restrictive covenants in Section 8, then the restrictive covenants shall be valued by an independent third‑party valuation specialist selected by Windstream prior to a Change in Control.

(ii)“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)“Net After‑Tax Benefit” means the aggregate Value of all Payments to the Executive, net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after considering any value attributable to the restrictive covenants in Section 8 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(iv)“Payment” shall mean any payment or distribution by Windstream in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive that is contingent on a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

(v)“Reduced Amount” means the greatest amount of Payments that can be paid to the Executive that would not result in the imposition of the Excise Tax upon the Executive if the Accounting Firm determines to reduce Payments to the Executive pursuant to this Section 12.9, after considering any value attributable to the restrictive covenants in Article V that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(vi)“Value” of a Payment means the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

(B)    If the Accounting Firm determines that any Payment to the Executive would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to the Executive to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After‑Tax Benefit if the Executive’s Payments were reduced to the Reduced Amount. If, instead, the Accounting Firm determines that the Executive would have a greater Net After‑Tax Benefit if the Executive’s Payments were not reduced to the Reduced Amount, the Executive shall receive all Payments to which the Executive is entitled under this Agreement.

(C)    If the Accounting Firm determines that the aggregate Payments otherwise payable to the Executive should be reduced to the Reduced Amount pursuant to this Section 12.9, Windstream shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12.9 shall be binding upon Windstream and the Executive and shall be made within 30 business days after a termination of the Executive’s employment or such earlier date as requested by Windstream. The reduction of the Executive’s Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments detailed in Section 1.10 (and no other Payments) in the following order: (a) 1.10(ii), (b) 1.10(i), (c) 1.10(iii), and (d) 1.10(iv). All fees and expenses of the Accounting Firm pursuant to this Section 12.9 shall be borne solely by Windstream.

12.10    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
12.11    Withholding.

Any member of the Windstream Group may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts.

12.12    Third Party Beneficiaries.

This Agreement is entered into for the benefit only of (i) the Executive, (ii) the Executive’s Beneficiary, and (iii) Windstream and the other members of the Windstream Group, and their successors, and no other parties shall have any rights hereunder, except as otherwise provided in Section 9.
12.13    Governing Law.

To the extent not preempted by federal law, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arkansas (without giving effect to any conflicts of law principles of the State of Arkansas that would require the application of the laws of another jurisdiction).
(Signatures are on the following page)

IN WITNESS WHEREOF, Windstream and the Executive have executed this Agreement as of the date first above written.

WINDSTREAM HOLDINGS, INC.
By:	/s/ John P. Fletcher
John P. Fletcher
Chief Human Resources & Legal Officer

EXECUTIVE
/s/ Anthony W. Thomas
Anthony W. Thomas

EXHIBIT A
WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Anthony W. Thomas (the “Executive”) and Windstream Holdings, Inc. (“Windstream”) (collectively, the “Parties”).
WHEREAS, the Parties entered into an Employment Agreement dated September 1, 2017 (the “Agreement”);
WHEREAS, the Executive is required to sign this Waiver and Release in order to receive the payment of the separation payment benefits under Section 7.5 or 7.6 of the Agreement (the “Separation Payment Benefits”) following his resignation; and
WHEREAS, Windstream has agreed to sign this Waiver and Release.
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
In consideration of the Separation Payment Benefits which the Executive acknowledges are in addition to payments and benefits to which the Executive would be entitled but for the Separation Agreement (except as otherwise provided in the Agreement), the Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise, hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) Windstream, (ii) any companies controlled by, controlling or under common control with Windstream, and any predecessors, successors or assigns to the foregoing (together with Windstream, the (“Windstream Group”), (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long‑term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (collectively (i) - (iv) the “Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which the Executive now has or may have had whether or not based on or arising out of the Executive’s employment relationship with the Windstream Group or the cessation of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. The Executive acknowledges and understands that in the event the Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or a similar state, local or federal agency, the Occupational Safety and Health Administration (“OSHA”), or the Secretary of Labor, the Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Released Parties as a result of such charge or complaint. The Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.
Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship, including, but not limited to, (i) any claims on account of, arising out of or in any way connected with the Executive’s hiring by the Windstream Group, employment with the Windstream Group or the cessation of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Released Parties, including, but not limited to, those with the EEOC, or any analogous state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Released Parties; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Released Parties; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Released Parties; (x) any claim on account of, arising out of or in any way connected with any employment or change‑in‑control agreement between the Executive and the Released Parties, including, but not limited to, stock options, restricted shares, performance‑based restricted stock units, bonuses, incentive payments, commissions, and/or continued salary payments; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of the Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (A) the breach of any alleged oral or written contract; (B) negligent or intentional misrepresentations; (C) wrongful discharge; (D) just cause dismissal; (E) defamation; (F) interference with contract or business relationship; (G) negligent or intentional infliction of emotional distress; (H) promissory estoppel; (I) claims in equity or public policy; (J) assault; (K) battery; (L) breach of employee handbooks, manuals or other policies; (M) breach of fiduciary duty; (N) false imprisonment; (O) fraud; (P) invasion of privacy; (Q) whistleblower claims; (R) negligence, negligent hiring, retention or supervision; and (S) constructive discharge; and

b.
Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination, including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes‑Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; and any other state or local law; and

c.	Those arising out of the Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.
Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs, including expert fees; and

g.	Any claims under or arising out any of the Aircraft Time Sharing Agreements between the Parties dated as of [Date]; and

h.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

3.
The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, the Executive hereby acknowledges that:

a.
The Executive was advised of his right to consult with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. The Executive represents that the Executive has read and fully understands all of the provisions of this Waiver and Release. The Executive represents that the Executive is voluntarily signing this Waiver and Release.

b.	The Executive has been offered at least 21 days in which to review and consider this Waiver and Release.

c.	The Executive waives any right to assert any claim or demand for reemployment with the Released Parties.

4.
The Executive has a period of seven calendar days following the execution of this Waiver and Release during which the Executive may revoke this Waiver and Release by delivering written notice to Windstream at the following address:

Chief Human Resources & Legal Officer
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
The Executive understands that if he revokes this Waiver and Release, it will be null and void in its entirety, and the Executive shall not be entitled to any Separation Payment Benefits. This Waiver and Release is effective on the eighth day following the end of the revocation period described in this Paragraph 4, provided the Executive has signed and not revoked this Waiver and Release (the “Effective Date”).

5.
Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to the Effective Date of this Waiver and Release with regard to his service as an officer or director of any member of the Windstream Group; (ii) the Executive’s rights under the Indemnification Agreement with Windstream and Windstream Corporation dated as of [Date]; (iii) the Executive’s rights under any tax‑qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax‑qualified or not) maintained by the Windstream Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; (iv) the Executive’s rights under any equity awards, agreements, or plans for which you received grants prior to termination and which by their terms or the terms of the Agreement do not lapse; and (v) the Executive’s rights under Section 7.5 or 7.6 of the Agreement, which are intended to survive cessation of employment.

6.
In the event that the Executive breaches or threatens to breach any provision of this Waiver and Release (including, but not limited to, the Executive’s post‑termination obligations under Section 8.6 of the Agreement), he agrees that the Released Parties shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. The Executive hereby waives any claim that the Released Parties have an adequate remedy at law. In addition, and to the extent not prohibited by law, the Executive agrees that the prevailing parties shall be entitled to an award of all costs and attorneys’ fees in any successful effort to enforce the terms of this Waiver and Release. The Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Released Parties’ ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if the Executive pursues any claims against the Released Parties subject to the foregoing Waiver and Release, the Executive agrees to immediately reimburse Windstream for the value of all Separation Payment Benefits and the value of the other consideration received by you in accordance with this Waiver and Release to the fullest extent permitted by law.

7.
The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and the Executive have expressly denied any such liability or wrongdoing. The Executive agrees that he is not eligible for reemployment by Windstream Group under any circumstances, and in any event the Executive agrees he shall not apply for reemployment with the Windstream Group.

8.
Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

9.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

10.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

11.
The Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Released Parties with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

12.
This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post‑termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN
CLAIMS.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

ANTHONY W. THOMAS	WINDSTREAM HOLDINGS, INC.
[DO NOT SIGN UNTIL AFTER SEPARATION DATE]

Signed:	Signed:
Print Name:	Title:
Date:	Date: